EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
FRIDAY, APRIL 29, 2016

ExxonMobil Earns $1.8 Billion in First Quarter of 2016

•	Cash flow reflects durability of the integrated business in a difficult environment
•	Steady progress on investment plans; Capex down 33 percent
•	Strong Chemical results highlight competitive advantages that drive value growth

	First Quarter
	2016	2015	%
Earnings Summary
(Dollars in millions, except per share data)
Earnings	1,810	4,940	-63
Earnings Per Common Share
Assuming Dilution	0.43	1.17	-63

Capital and Exploration
Expenditures	5,127	7,704	-33

IRVING, Texas – April 29, 2016 – Exxon Mobil Corporation today announced estimated first quarter 2016 earnings of $1.8 billion, or $0.43 per diluted share, compared with $4.9 billion a year earlier. The impacts of sharply lower commodity prices and weaker refining margins were partly offset by strong Chemical results.

“The organization continues to respond effectively to challenging industry conditions, capturing enhancements to operational performance and creating margin uplift despite low prices,” said Rex W. Tillerson, chairman and chief executive officer. “The scale and integrated nature of our cash flow provide competitive advantage and support consistent strategy execution.”

The corporation is making steady progress on its investment plans. New project capacity additions drove liquids production up 11.5 percent in the quarter, or 261,000 barrels per day. Total Upstream volumes increased to 4.3 million oil-equivalent barrels per day, while capital and exploration expenditures were reduced 33 percent to $5.1 billion.

Chemical earnings increased 38 percent to $1.4 billion on stronger margins and higher sales volumes. The business is capturing increased specialty and commodity product demand along with significant cost benefits from both gas and liquids cracking advantages at our integrated sites. The Downstream segment earned $906 million as global gasoline demand remains relatively strong.

During the quarter, the corporation distributed $3.1 billion in dividends to shareholders.

First Quarter Highlights
•	Earnings of $1.8 billion decreased 63 percent from the first quarter of 2015.
•	Earnings per share were $0.43 assuming dilution.
•	Cash flow from operations and asset sales was $5 billion, including proceeds associated with asset sales of $177 million.
•	Capital and exploration expenditures were $5.1 billion, down 33 percent from the first quarter of 2015.
•	Oil‑equivalent production increased 1.8 percent from the first quarter of 2015, with liquids up 11.5 percent and gas down 9.3 percent.
•	The corporation distributed $3.1 billion to shareholders in the first quarter of 2016.
•	Dividends per share of $0.73 increased 5.8 percent compared with the first quarter of 2015.

First Quarter 2016 vs. First Quarter 2015

Upstream earnings declined $2.9 billion from the first quarter of 2015, to a loss of $76 million. Lower liquids and gas realizations decreased earnings by $2.6 billion. Sales mix effects decreased earnings by $100 million. All other items decreased earnings by $250 million, including lower gains on asset sales and less favorable tax items partly offset by lower expenses.

On an oil-equivalent basis, production increased 1.8 percent from the first quarter of 2015. Liquids production totaled 2.5 million barrels per day, up 261,000 barrels per day, while natural gas production was 10.7 billion cubic feet per day, down 1.1 billion cubic feet per day from 2015. Project ramp‑up was partly offset by regulatory restrictions in the Netherlands, field decline and asset management impacts.

The U.S. Upstream operations recorded a loss of $832 million, compared to a loss of $52 million in the first quarter of 2015. Non-U.S. Upstream earnings were $756 million, down $2.2 billion from the prior year.

Downstream earnings were $906 million, down $761 million from the first quarter of 2015. Weaker margins decreased earnings by $860 million. Volume and mix effects increased earnings by $10 million. All other items, primarily favorable foreign exchange effects, increased earnings by $90 million. Petroleum product sales of 5.3 million barrels per day were 480,000 barrels per day lower than the prior year’s first quarter.

Earnings from the U.S. Downstream were $187 million, down $380 million from the first quarter of 2015. Non-U.S. Downstream earnings of $719 million were $381 million lower than last year.

Chemical earnings of $1.4 billion were $373 million higher than the first quarter of 2015. Improved margins increased earnings by $250 million. Favorable volume and mix effects increased earnings by $80 million. All other items, primarily lower expenses, increased earnings by $40 million. First quarter prime product sales of 6.2 million metric tons were 104,000 metric tons higher than last year's first quarter.

Corporate and financing expenses were $375 million for the first quarter of 2016, down $189 million from the first quarter of 2015 due to favorable tax items.

During the first quarter of 2016, Exxon Mobil Corporation purchased 9 million shares of its common stock for the treasury at a gross cost of $726 million. These shares were acquired to offset dilution in conjunction with the company’s benefit plans and programs. The corporation will continue to acquire shares to offset dilution in conjunction with its benefit plans and programs, but does not currently plan on making purchases to reduce shares outstanding.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on April 29, 2016. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Statements relating to future plans, projections, events or conditions are forward‑looking statements. Actual financial and operating results, including project plans, costs, timing, and capacities; capital and exploration expenditures; resource recoveries; and share purchase levels, could differ materially due to factors including: changes in oil or gas prices or other market or economic conditions affecting the oil and gas industry, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the impact of fiscal and commercial terms; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2015 Form 10-K. We assume no duty to update these statements as of any future date.

Frequently Used Terms

This press release includes cash flow from operations and asset sales, which is a non‑GAAP financial measure. Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown in Attachment II. References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions. Further information on ExxonMobil's frequently used financial and operating measures and other terms including “prime product sales” is contained under the heading "Frequently Used Terms" available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.

Estimated Key Financial and Operating Data
	Attachment I
Exxon Mobil Corporation
First Quarter 2016
(millions of dollars, unless noted)
	First Quarter
	2016	2015
Earnings / Earnings Per Share

Total revenues and other income	48,707	67,618
Total costs and other deductions	46,977	60,983
Income before income taxes	1,730	6,635
Income taxes[1]	(51)	1,560
Net income including noncontrolling interests	1,781	5,075
Net income attributable to noncontrolling interests	(29)	135
Net income attributable to ExxonMobil (U.S. GAAP)	1,810	4,940

Earnings per common share (dollars)	0.43	1.17

Earnings per common share
- assuming dilution (dollars)	0.43	1.17

Other Financial Data

Dividends on common stock
Total	3,054	2,910
Per common share (dollars)	0.73	0.69

Millions of common shares outstanding
At March 31	4,147	4,181
Average - assuming dilution	4,178	4,211

ExxonMobil share of equity at March 31	172,187	171,227
ExxonMobil share of capital employed at March 31	217,242	206,391

Income taxes[1]	(51)	1,560
Sales-based taxes	4,815	5,530
All other taxes	6,731	7,274
Total taxes	11,495	14,364

ExxonMobil share of income taxes of
equity companies	480	961

[1] Excludes ExxonMobil share of equity company income taxes noted above. Including income tax from equity companies, ExxonMobil's effective tax rate was 19 percent in the first quarter of 2016.

	Attachment II

Exxon Mobil Corporation
First Quarter 2016
(millions of dollars)
	First Quarter
	2016	2015
Earnings (U.S. GAAP)
Upstream
United States	(832)	(52)
Non-U.S.	756	2,907
Downstream
United States	187	567
Non-U.S.	719	1,100
Chemical
United States	581	605
Non-U.S.	774	377
Corporate and financing	(375)	(564)
Net income attributable to ExxonMobil	1,810	4,940

Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities
(U.S. GAAP)	4.8	8.0
Proceeds associated with asset sales	0.2	0.5
Cash flow from operations and asset sales	5.0	8.5

	Attachment III

Exxon Mobil Corporation
First Quarter 2016

	First Quarter
	2016	2015
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousand barrels per day (kbd)
United States	500	472
Canada / South America	476	368
Europe	218	200
Africa	565	519
Asia	726	678
Australia / Oceania	53	40
Worldwide	2,538	2,277

Natural gas production available for sale,
million cubic feet per day (mcfd)
United States	3,160	3,220
Canada / South America	258	310
Europe	2,775	3,447
Africa	2	2
Asia	3,794	4,282
Australia / Oceania	735	567
Worldwide	10,724	11,828

Oil-equivalent production (koebd)[1]	4,325	4,248

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

	Attachment IV

Exxon Mobil Corporation
First Quarter 2016

	First Quarter
	2016	2015
Refinery throughput (kbd)
United States	1,602	1,807
Canada	398	393
Europe	1,269	1,473
Asia Pacific	729	681
Other	187	192
Worldwide	4,185	4,546

Petroleum product sales (kbd)
United States	2,218	2,612
Canada	476	492
Europe	1,429	1,536
Asia Pacific	766	748
Other	445	426
Worldwide	5,334	5,814

Gasolines, naphthas	2,211	2,363
Heating oils, kerosene, diesel	1,699	1,994
Aviation fuels	402	410
Heavy fuels	386	395
Specialty products	636	652
Worldwide	5,334	5,814

Chemical prime product sales,
thousand metric tons (kt)
United States	2,400	2,321
Non-U.S.	3,773	3,748
Worldwide	6,173	6,069

	Attachment V

Exxon Mobil Corporation
First Quarter 2016
(millions of dollars)
	First Quarter
	2016	2015
Capital and Exploration Expenditures
Upstream
United States	1,075	2,120
Non-U.S.	2,904	4,297
Total	3,979	6,417
Downstream
United States	189	295
Non-U.S.	339	326
Total	528	621
Chemical
United States	434	430
Non-U.S.	177	224
Total	611	654

Other	9	12

Worldwide	5,127	7,704

Exploration expenses charged to income
included above
Consolidated affiliates
United States	108	37
Non-U.S.	246	274
Equity companies - ExxonMobil share
United States	-	3
Non-U.S.	(10)	8
Worldwide	344	322

		Attachment VI

Exxon Mobil Corporation
Earnings

	$ Millions	$ Per Common Share[1]

2012
First Quarter	9,450	2.00
Second Quarter	15,910	3.41
Third Quarter	9,570	2.09
Fourth Quarter	9,950	2.20
Year	44,880	9.70

2013
First Quarter	9,500	2.12
Second Quarter	6,860	1.55
Third Quarter	7,870	1.79
Fourth Quarter	8,350	1.91
Year	32,580	7.37

2014
First Quarter	9,100	2.10
Second Quarter	8,780	2.05
Third Quarter	8,070	1.89
Fourth Quarter	6,570	1.56
Year	32,520	7.60

2015
First Quarter	4,940	1.17
Second Quarter	4,190	1.00
Third Quarter	4,240	1.01
Fourth Quarter	2,780	0.67
Year	16,150	3.85

2016
First Quarter	1,810	0.43

[1] Computed using the average number of shares outstanding during each period.